Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gold Resource Corporation:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-235312) and Form S-8 (Nos. 333-214958 and 333-171779) of Gold Resource Corporation (the "Company") of our report dated March 10, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2021 and 2020, which appear in this Annual Report on Form 10-K/A.

/s/ Plante & Moran, PLLC

Denver, Colorado

March 10, 2022